Exhibit 3.33

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

CINELEASE, INC.
a Nevada corporation

Pursuant to the provisions of Section 78.403 of the Nevada Revised Statutes, the undersigned corporation hereby adopts the following Amended and Restated Articles of Incorporation as of this date:

FIRST:                                                        The name of the corporation is Cinelease, Inc. (the “Corporation”).

SECOND:                                         The Articles of Incorporation of the Corporation were filed by the Secretary of State of the State of Nevada on October 24, 2001, and were amended by a Certificate of Amendment filed on October 15, 2009.

THIRD:                                                   The board of directors of the Corporation by unanimous written consent dated as of March 25, 2010, adopted a resolution to amend and restate the original Articles of Incorporation in its entirety.

FOURTH:                                        The number of shares of the corporation issued and outstanding and entitled to vote on an amendment to the Articles of Incorporation are one hundred thousand (100,000), and that the amended and restated articles have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

FIFTH:                                                       The Articles of Incorporation, as amended and restated as of the date of this certificate, are hereby amended and restated in the Exhibit A attached hereto.

*  *  *  *  *

Steven M. Ortiz, the President of Cinelease, Inc., and Joseph Ball, the Secretary of Cinelease, Inc., hereby certify that they have been authorized to execute the foregoing certificate by resolution of the board of directors of the Corporation, adopted by unanimous written consent, dated as of March 25, 2010, and that the Exhibit A attached hereto sets forth the text of the Amended and Restated Articles of Incorporation as amended and restated as of the date of this certificate.

Dated: March 25, 2010.
	By:	/s/ Steven M. Ortiz
	Name:	Steven M. Ortiz
	Title:	President

	By:	/s/ Joseph Ball
	Name:	Joseph Ball
	Title:	Secretary

EXHIBIT A

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
CINELEASE, INC.
a Nevada corporation

ARTICLE I
NAME

The name of the corporation is Cinelease, Inc. (the “Corporation”).

ARTICLE II
SHARES OF STOCK

The amount of total authorized capital stock of the Corporation consists of One Hundred Thousand (100,000) shares with $0.01 par value per share, designated as Common Stock.  The Common Stock may be issued from time to time without action by the stockholders of the Corporation.  The Common Stock may be issued for such consideration as may be fixed from time to time by the board of directors of the Corporation.

The board of directors of the Corporation may issue such shares of Common Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by them.

ARTICLE III
DIRECTORS

The board of directors of the Corporation shall consist of five (5) members.  The names and addresses of the members of the board of directors of the Corporation are as follows:

Young J. Lee	101 Huntington Avenue, Boston, MA 02199
Steven K. Kim	101 Huntington Avenue, Boston, MA 02199
Joel A. Russ	101 Huntington Avenue, Boston, MA 02199
Adam A. Abramson	101 Huntington Avenue, Boston, MA 02199
Steven M. Ortiz	101 Huntington Avenue, Boston, MA 02199

The number of directors of the Corporation may be increased or decreased as provided in the bylaws of the Corporation.

ARTICLE VI
DIRECTORS’ AND OFFICERS’ LIABILITY

Without limiting the limitation of liability of directors and officers provided by the Nevada Revised Statutes 78.138(7), a director or officer of the Corporation shall not be individually liable to the Corporation or its stockholders for any damages as a results of any act or failure to act in the person’s capacity as a director or officer unless it is proven that: (i) the act or failure to act constituted a breach of the person’s fiduciary duties as a director or officer; and (ii) the breach of those duties involved intentional misconduct, fraud or knowing violation of law.

ARTICLE V
INDEMNITY

Every person who was or is a part to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith.  Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person.  The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation.  Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article.

Without limiting the application of the foregoing, the board of directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprises against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

The Corporation hereby acknowledges that certain directors and officers affiliated with institutional investors may have certain rights to indemnification, advancement of expenses and/or insurance provided by such institutional investors or certain of their affiliates (collectively, the “Institutional Indemnitors”).  The Corporation hereby agrees that (i) it is the indemnitor of first resort (i.e., its obligations to an indemnitee hereunder are primary and any obligation of the Institutional Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such indemnitee are secondary), (ii) it shall be required to advance the full amount of expenses incurred by such indemnitee in accordance with this ARTICLE V without regard to any rights such indemnitee may have against the Institutional lndemnitors, and (iii) it irrevocably waives, relinquishes and releases the Institutional Indemnitors from any and all claims against the Institutional Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Corporation further agrees that no advancement or payment by the Institutional Indemnitors on behalf of an indemnitee hereunder with respect to any claim for which such indemnitee has sought indemnification from the Corporation shall affect the foregoing and the Institutional lndemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such indemnitee against the Corporation.

The indemnification provided in this Article shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.